Exhibit 1

FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment to Rights Agreement, dated as of March 16, 2005 (this “First Amendment”), is entered into by and between VISTACARE, INC., a Delaware corporation (the “Company”), and EQUISERVE TRUST COMPANY, N.A., a national banking association (the “Rights Agent”).

RECITALS

     A. The Company and the Rights Agent are parties to that certain Rights Agreement, dated as of August 18, 2004 (the “Rights Agreement”).

     B. The Board of Directors of the Company has duly approved and adopted this First Amendment by unanimous written consent.

     C. Pursuant to and in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this First Amendment.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. Defined Terms. Except as otherwise provided in this First Amendment, capitalized terms have the same meanings ascribed to them in the Rights Agreement.

     2. Amendment to Definition of “Grandfathered Person”. Section 1(m) of the Rights Agreement is hereby replaced in its entirety to read as follows:

          (m) “Grandfathered Person” shall mean any Person who, as of August 18, 2004 (the “Grandfather Date”), together with all Affiliates and Associates of such Person, was the Beneficial Owner of securities of the Company constituting 15% or more of the Voting Power of the Company; provided, however, that such Person, together with such Person’s Affiliates and Associates, does not increase its or their percentage ownership of the Voting Power of the Company by more than one (1) percentage point over its or their percentage Beneficial Ownership on the Grandfather Date; provided further that, for purposes of the one (1) percentage calculation, any increase in percentage ownership shall not take into account the effect of any repurchases of Common Stock (or other of its own securities) by the Company so long as the Grandfathered Person, together with such Grandfathered Person’s Affiliates and Associates, does not acquire any voting securities of the Company without the Prior Written Approval of the Company after the acquisition of voting securities of the Company by the Company. If a Person, or an Affiliate or Associate of such Person, is the involuntary transferee of voting securities of the Company from a Grandfathered Person (including, but not limited to, when such involuntary transfer is as a result of the death of a Grandfathered Person), such Person shall then become a Grandfathered Person.

Notwithstanding anything to the contrary in this Rights Agreement, (i) if at any time after the Grandfather Date a Grandfathered Person (together with all Affiliates and Associates of such Grandfathered Person) ceases to be the Beneficial Owner of securities of the Company constituting 15% or more of the Voting Power of the Company, such Grandfathered Person shall immediately and irrevocably cease to be a Grandfathered Person and shall thereafter be subject to all of the restrictions set forth in this Rights Agreement as fully as if such Person had never been a Grandfathered Person as of the Grandfather Date; and (ii) no Person who (together with all Affiliates and Associates of such Person) does not hold 15% or more of the Voting Power of the Company as of the date of that First Amendment to Rights Agreement, dated as of March 16, 2005, between the Company and the Rights Agent, shall be deemed a Grandfathered Person.

     3. Entire Agreement. This First Amendment contains the entire agreement between the parties regarding the subject matter of this Rights Agreement amendment. This First Amendment may be modified only by a written agreement signed by both parties or their respective successors or assigns. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     4. Conflict or Inconsistency. In the event there is any conflict or inconsistency between the terms and conditions of this First Amendment and the terms and conditions of the Rights Agreement, the terms and conditions of this First Amendment shall govern and control the rights and obligations of the parties.

     5. Effect of Amendment. Except as modified herein, all other terms and conditions of the Rights Agreement shall remain unmodified and in full force and effect.

     6. Governing Law. This First Amendment shall be construed and interpreted and its performance shall be governed by the substantive laws of the State of Delaware without regard to its conflict or choice of law principles.

     7. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signatures on next page.]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		VISTACARE, INC.

By	/s/ Stephen Lewis	By	/s/ Mark E. Liebner

Name:	Stephen Lewis	Name:	Mark E. Liebner

Title:	Secretary	Title:	Chief Financial Officer

Attest:		EQUISERVE TRUST COMPANY, N.A.

By	/s/ Debra L. Kelley	By	/s/ Carol Mulvey-Eori

Name:	Debra L. Kelley	Name:	Carol Mulvey-Eori

Title:	Account Manager	Title:	Managing Director

[Signature Page to First Amendment to Rights Agreement]

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